Exhibit 5.2

May 15, 2020

Zomedica Pharmaceuticals Corp.

100 Phoenix Drive, Suite 180

Ann Arbor, Michigan 48108

Ladies and Gentlemen:

We have acted as United States counsel to Zomedica Pharmaceuticals Corp., a corporation organized under the laws of Alberta, Canada (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a proposed maximum aggregate offering price of $30,937,500 of (i) common shares (the “Shares”), no par value, of the Company (the “Common Shares”), (ii) Series C warrants to purchase Common Shares (each a “Series C Warrant,” and each Common Share underlying a Series C Warrant, a “Series C Warrant Share”), (iii) pre-funded warrants to purchase Common Shares (each a “Pre-Funded Warrant,” and each Common Share underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”), (iv) placement agent warrants to purchase Common Shares (each a “Placement Agent Warrant,” and each Common Share underlying a Placement Agent Warrant, a “Placement Agent Warrant Share”). The Shares, the Series C Warrants, the Pre-Funded Warrants and the Placement Agent Warrants are to be sold by the Company pursuant to Placement Agency Agreement to be entered into between the Company and the placement agent named therein (the “Placement Agent”). The Series C Warrants, the Pre-Funded Warrants and the Placement Agent Warrants are referred to collectively herein as the “Warrants”).

As U.S. counsel to the Company in connection with the proposed potential issuance and sale of the Warrants we have reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by Fasken Martineau DuMoulin LLP, Canada counsel to the Company, the Warrants have been duly authorized for execution and delivery by the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Warrants are duly executed and delivered by the Company and paid for as provided in the Prospectus, such Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

Our opinion is limited to the laws of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

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We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP